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                                                                   Exhibit 10.18

                            REVOLVING LOAN AGREEMENT

         THIS REVOLVING LOAN AGREEMENT made this third day of August, 1999, by and between GRIFFIN LAND & NURSERIES, INC., a Delaware corporation with its chief executive office and principal place of business at 1 Rockefeller Plaza, Suite 2301, New York, New York 10020-2919 (hereinafter called the "Borrower"), IMPERIAL NURSERIES, INC., a Delaware corporation with its chief executive office and principal place of business at 90 Salmon Brook Street, Granby, Connecticut 06035 (hereinafter called the "Guarantor") and FLEET NATIONAL BANK, a national banking association with an office at 777 Main Street, Hartford, Connecticut 06115 (hereinafter called the "Lender"). The Borrower, Guarantor and the Lender hereby agree as follows:

SECTION 1. DEFINITIONS. As used herein:

1.1. OBLIGATIONS - means all loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Lender of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, in each case related to the transaction described in this Loan Agreement, including without limitation, all interest, fees, charges, expenses and attorneys' fees chargeable to the Borrower or incurred by the Lender in connection with the Borrower's account whether provided for herein or in any Supplemental Agreement.

1.2.       COMMITMENT AMOUNT - means twenty million ($20,000,000) dollars.

1.3. LOAN AGREEMENT - means this Revolving Loan Agreement, as the same may hereafter be supplemented, modified or amended.

1.4. SUPPLEMENTAL AGREEMENTS - means any and all agreements, instruments, or documents, executed by Borrower or Guarantor in connection with the Obligations, and any amendments, modifications or replacements thereof.

1.5.       EFFECTIVE DATE - means the date of execution of this Loan Agreement.

1.6. GUARANTOR - means any person, firm or corporation which has guaranteed or endorsed or has agreed to act as surety for any of the Obligations, including, without limitation, Imperial Nurseries, Inc.

1.7. NOTE - means the Revolving Promissory Note from Borrower in favor of Lender dated of even date herewith in the principal amount of $20,000,000, as the same may be amended, restated, modified, extended or replaced.

1.8.       MATURITY DATE - means May 31, 2001.
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1.9.       DEFAULT RATE - shall have the meaning set forth in the Note.

1.10. ADDITIONAL DEFINITIONS. Unless otherwise specifically defined herein, all terms used in this Loan Agreement and in all documents referred to herein and which have been defined in Articles 1, 2 or 9, Uniform Commercial Code, shall be interpreted and construed in light of the sections, the definitions, the "official comment", and the definitional and substantive cross-references of the Uniform Commercial Code.

SECTION 2. TERMS OF BORROWING.

2.1. REVOLVING LOAN. Pursuant to the terms of this Agreement, the Lender shall lend to the Borrower, and the Borrower may borrow from the Lender, from time to time (the "Revolving Loan") advances not to exceed the Commitment Amount.

           Nothing shall prohibit the Lender from lending in excess of the Commitment Amount. There will be a $10,000,000 sublimit for real estate development-related borrowings. The Revolving Loan will support Borrower's on-going working capital needs, real estate development activities and loans to the Guarantor. At the time of each advance, the Borrower shall designate the use of each such advance in such detail as the Lender may reasonably require. The Borrower shall be permitted to use cash on hand sourced from the Guarantor through intercompany advances, dividends, or distributions ("Guarantor Cash Flow") to support real estate development related activities, but not advances from the Revolving Loan allocated to Guarantor. Requests for real estate development advances shall contain a description of the project, a construction schedule, and budget for the project, together with such other information as the Lender may reasonably request. Advances which will be loaned by the Borrower to the Guarantor to support its working capital needs shall be required to be paid down to not more than $3,500,000 for thirty
           (30) consecutive days during each 12 consecutive month period during the term of the Loan. The minimum advance under the Revolving Loan for real estate development-related advances shall be $500,000. Advances for real estate development-related borrowings will be required to be repaid within eighteen (18) months of the date of advance. Funds used for repayment of real estate-related advances may come from:

           (1) the Borrower's own funds derived from its real estate operations or other assets; or

           (2) Guarantor Cash Flow.

           Guarantor may, at any time, make a loan or pay a dividend or distribution to Borrower provided that (i) funds from such loan, dividend or distribution are used to repay amounts outstanding under the Revolving Loan or for the general operating expenses of the corporate office or (ii) for any purpose, if no borrowings are outstanding under


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           the Revolving Loan which have been used for investments, or advances, to Guarantor. At the time of the initial borrowing under the Revolving Loan, Borrower is permitted to make a loan or advance to Guarantor to provide all funds necessary for Guarantor to repay amounts outstanding under the Guarantor's existing credit agreement. In no event shall the aggregate amount of Guarantor Cash Flow loaned or distributed to Borrower exceed a net amount of $10,000,000 at any time after November 28, 1998. Real estate development-related borrowings will be reported and aged for the Lender's review on a quarterly basis.

2.2. REPAYMENT OF THE REVOLVING LOAN. In the event the Revolving Loan at any time exceeds the Commitment Amount, or any sublimit established under Section 2.1, the Borrower will immediately, upon notification thereof from the Lender, repay to the Lender the amount by which the Revolving Loan exceeds the Commitment Amount or such sublimit. Advances will be evidenced by the Note. However, at the time of each advance under the Revolving Loan, the Borrower will, upon request of the Lender, execute a replacement or supplemental promissory note evidencing such advance, such note to be in such form and to contain such provisions as the Lender shall deem desirable. If the Lender shall elect not to have the Borrower execute notes, each advance shall be recorded in an account on the Lender's books in which shall also be recorded accrued interest on advances, payments on such advances, and other appropriate debits and credits as herein provided, and such account shall, absent manifest error, constitute prima facie evidence of the information contained therein.

2.3. INTEREST ON THE REVOLVING LOAN. Interest on the Revolving Loan will be payable monthly in arrears on the first business day of each month, commencing on the first business day of the month subsequent to the date of this Loan Agreement, and will be charged to the Borrower upon any and all balances due to the Lender at that rate set forth in the Revolving Note. The Borrower agrees to pay the Lender a late charge fee equal to five percent (5%) of any payment due to the Lender which is not received before the expiration of ten (10) days after the payment is due. It is further agreed that upon an Event of Default and at any time thereafter, the Borrower shall pay interest to the Lender at the Default Rate until the Obligations are paid in full.

2.4. TERMINATION. All outstanding balances under the Revolving Loan shall be payable on the Maturity Date. Notwithstanding the foregoing, should either the Lender or the Borrower become insolvent or go out of business, the other party shall have the right to terminate this Agreement at any time without notice. Upon the effective date of termination, all Obligations, whether or not incurred under this Loan Agreement or any Supplemental Agreement or otherwise, shall become immediately due and payable without notice or demand. Notwithstanding termination, until all Obligations have been fully satisfied, except for those specific covenants and conditions dealing with the making of advances, all terms and conditions of all agreements between the Borrower and the Lender shall remain in full force and effect.


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2.5.       ADDITIONAL PAYMENTS. If the Lender shall deem applicable to this Loan
           Agreement (including the borrowed and the unused portion thereof) any requirement of any law of the United States of America, any regulation, order, interpretation, ruling, official directive or guideline (whether or not having the force of law) of the Board of Governors of the Federal Reserve System, the Comptroller of the Currency, the Federal Deposit Insurance Corporation or any other board or governmental or administrative agency of the United States of America which shall impose, increase, modify or make applicable to this Loan Agreement, or cause to be included in, any reserve, special deposit, calculation used in the computation of regulatory capital standards, assessment or other requirement which imposes on the Lender any cost that is attributable to the maintenance of this Loan Agreement, then, and in each such event, the Borrower shall promptly pay the Lender, upon its demand, such amount as will compensate the Lender for any such cost, which determination may be based upon the Lender's reasonable allocation of the aggregate of such costs resulting from such events. In the event any such cost is a continuing cost, a fee payable to the Lender may be imposed upon the Borrower periodically for so long as any such cost is deemed applicable to the Lender, in an amount reasonably determined by the Lender to be necessary to compensate the Lender for any such cost.
           The determination by the Lender of the existence and amount of any such cost shall, in the absence of manifest error, be conclusive.

2.6. LINE FEE. As further inducement for the Lender to enter into the Revolving Loan pursuant to Section 2 hereof, Borrower shall pay on the first business day of each month during the term of this Loan Agreement a fee (the "Line Fee") equal to one-twelfth of one quarter percent (0.25 %) of the average daily unused portion of the Revolving Loan for the immediately preceding month. Said average daily unused portion shall refer to that amount which is equal to the difference between the Commitment Amount and the average daily outstanding balance of the Revolving Loan for the immediately preceding month for which such Line Fee is due. The Line Fee will, at the option of the Lender, be charged to the account of Borrower when due.

2.7. METHOD OF PAYMENT. The Borrower hereby authorizes the Lender to charge from time to time against its disbursement account any amount due under this Loan Agreement. Whenever any payment to be made under this Loan Agreement shall be stated to be due on a day other than a Banking Day (hereafter defined), such charge shall be made in the next Banking Day and such extension of time shall, in such case, be included in the computation of the payment of accrued interest. For the purpose hereof, "Banking Day" means any day other than Saturday, Sunday or other days on which commercial banks in Hartford, Connecticut are authorized or required to close according to the laws of the State of Connecticut.

SECTION 3. REPRESENTATIONS AND WARRANTIES.

As part of the consideration for this Loan Agreement and as part of the inducement to the Lender


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to enter into and perform this Agreement, Borrower hereby makes each of the following representations and warranties, the only exceptions to which, if any, are expressly set forth in the applicable schedules attached hereto (all references in this section to "initial advance" or "initial loan advance" under this Agreement shall mean the initial loan advance to be made on the date hereof pursuant to Section 2.1 hereof):

3.1. SOLVENCY. Upon the initial loan advance required under this Agreement, the fair salable value of Borrower's assets shall be greater than the amount required to pay its total liabilities and Borrower will be able to pay its debts as they mature. The Borrower will maintain such solvent condition, giving effect to all indebtedness due to the Lender pursuant to this Agreement, so long as Borrower is obligated to the Lender under this Agreement or in any other manner whatsoever.

3.2. CORPORATE STATUS. Schedule 3.2 states (a) the correct jurisdiction of Borrower's organization, (b) the number and nature of all outstanding securities of Borrower, and (c) the number of authorized, issued and treasury shares of Borrower.

3.3. GOOD STANDING; AUTHORITY. Borrower (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has all requisite power and authority and necessary licenses and permits to own and operate its properties and to carry on its businesses now and as proposed to be conducted; and (c) has duly qualified and is authorized to do business and is in good standing in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary or desirable.

3.4. NATURE OF BUSINESS; CORPORATE NAME. Schedule 3.4 correctly describes the general nature of the businesses and principal properties (including all owned real property, leases and leasehold interests) of Borrower as of the time of the initial advance pursuant to this Agreement. Except as set forth on Schedule 3.4, Borrower has not as of the time of the initial loan advance hereunder and within the two
           (2) years prior thereto changed its name, been the surviving entity of a merger of consolidation or acquired all or substantially all of the assets of any person or entity.

3.5.       INTENTIONALLY DELETED.

3.6. TITLE TO PROPERTY. Borrower shall, at or before the time of the initial advance of the loan hereunder, have fee simple title sufficient for Borrower's operations (or its equivalent under applicable law) to all the real property, and good title to all the other property, it then purports to own, including that reflected on
           Schedule 3.4 and in the most recent financial statements provided by said Borrower to the Lender (except as sold or otherwise disposed of in the ordinary course of business), free from liens not permitted by the terms of this Agreement but subject to liens to which the Lender has expressly consented and which are expressly disclosed in the security agreements delivered pursuant to Section 7.4 hereof.


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3.7.       YEAR 2000 COMPLIANCE. Borrower has reviewed the "Year 2000 Risk"
           (that is the risk that computer applications used by Borrower may be unable to recognize and perform without error date-sensitive functions involving certain dates prior to and any date after December 31, 1999) and represents that it is taking such actions as may be necessary to insure that the Year 2000 Risk will not adversely affect its business operations and/or financial condition.

3.8. EMPLOYMENT AGREEMENTS. Except as reflected in Schedule 3.8, Borrower has never nor will have as of the time of the initial loan advance hereunder entered into any employment agreements or other obligations or contracts providing for the retaining or employment of personnel. Furthermore, the employees of Borrower are not and will not be as of the time of the initial loan advance hereunder a party to any collective bargaining agreement with Borrower, and, to the best knowledge of Borrower and its officers, there are no material grievances, disputes or controversies with any union or any other organization of any of Borrower's employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization. Copies of all of the foregoing agreements and contracts disclosed on Schedule 3.8 have been provided to the Lender.

3.9. ERISA. Borrower has not nor will it have as of the time of the initial advance of the loan any "Pension Plan," as that term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Borrower will notify Lender if it subsequently creates such a Pension Plan and shall thereafter comply with all laws applicable to such Plan, and notify Lender in the event of any non-compliance.

3.10. LITIGATION. No legal action of any material nature, either in law or in equity, has been instituted or is otherwise pending against Borrower or with respect to any properties of Borrower and no threats or intimations of material litigation have been received by Borrower with respect to itself or its properties.

3.11. BUSINESS RECORDS. The books of account of Borrower since its organization have been kept and maintained in accordance with generally accepted accounting principles and practices applied on a consistent basis and reflect all moneys due or to become due from or to Borrower for any reason whatsoever.

3.12. CORPORATE DOCUMENTS. The By-laws and Charter of the Borrower as contained in those certificates delivered to the Lender pursuant to
           Section 7.10 of this Agreement, respectively, are the duly adopted By-laws and Charter of Borrower and have not been modified, amended or repealed.

3.13. CORPORATION TAXES. Borrower has duly paid any and all franchise and annual corporation taxes, duties or charges, levied, assessed or imposed upon it, or upon any of its property, of whatsoever kind or description.

3.14. STOCKHOLDER DISTRIBUTIONS. No dividends or other payments of profits, surplus, or


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           reserves of Borrower have been declared to the stockholders of
           Borrower nor are at the date hereof due and payable, declared, or provided for by Borrower or in any other manner presently existing obligations of Borrower.

3.15. AUTHORIZATION. This Loan Agreement, and each of the transactions contemplated hereby, has been duly authorized by proper action of Borrower and approved by its stockholders and directors and when executed, this Loan Agreement will constitute a binding obligation on Borrower in accordance with its terms.

3.16. FINANCIAL INFORMATION. The financial statements for fiscal year end November 28, 1998 and other financial information provided by or on behalf of Borrower to the Lender in contemplation of the loans to be made hereunder to the best of Borrower's knowledge do not contain any untrue statement of a material fact nor omit any material fact necessary to reflect Borrower's financial condition or its ability to continue ordinary business operations.

3.17. CHANGES IN OPERATIONS. There has been no change in the business, operations, prospects, profits, properties or condition (financial or otherwise) of Borrower since the date of the most recent financial statement provided by Borrower to the Lender except changes in the ordinary course of business, none of which, either individually or in the aggregate, has been materially adverse.

3.18. INTANGIBLE RIGHTS. Borrower owns or possesses all of the patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others, and all patents and trademarks owned are set forth on Schedule 3.18.

3.19. TAXES. All tax returns required to be filed by Borrower in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon Borrower or upon any of its properties, income or franchises, which are due and payable have been paid. The provisions for taxes on the books of Borrower are adequate for all open years and for its current fiscal period.

3.20. PROHIBITIONS IN CONTRACTS. Borrower is not a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects the business of Borrower. Borrower is not a party to any material contract or agreement which restricts its right or ability to enter into this Agreement or any of the transactions contemplated hereby except such as will be discharged upon conclusion of the transaction contemplated hereby.

3.21. GOVERNMENT CONSENT. Neither the nature of Borrower nor of any of its businesses or properties, nor any relationship between the Borrower and any other person, nor any circumstance in connection with the execution or delivery of this Agreement or any instruments contemplated hereby is such as to require a consent, approval or


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           authorization of or filing, registration or qualification with, any governmental authority on the part of Borrower as a condition of the execution, delivery or performance of this Agreement and any note, agreement or document contemplated hereby.

3.22. SECURITIES COMPLIANCE. Borrower hereby agrees that neither it nor anyone acting on its behalf has offered or will offer the notes issued pursuant hereto or any part thereof or any similar securities for issue or sale to, or solicit any offer to acquire any of the same from anyone so as to bring the issuance of said notes within the provisions of Section 5 of the Securities Act of 1933, as amended.

3.23. COMPLIANCE WITH LAWS. Borrower to the best of its knowledge (a) is not in violation of any laws, ordinances, governmental rules and regulations to which it is subject, or (b) has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its business, which violation or failure to obtain materially and adversely affects the business, prospects, profits, properties or condition (financial or otherwise) of said Borrower.

3.24. BORROWED MONEY. At the time that the initial loan advance is made hereunder, Borrower will not be liable in respect of any obligations for borrowed money except in favor of Lender or except as otherwise set forth on Schedule 3.24 hereto.

SECTION 4. NEGATIVE COVENANTS.

As long as any obligations are outstanding under this Loan Agreement, or otherwise, between Borrower and the Lender, Borrower agrees that it will not, without the prior written consent of the Lender or except as indicated on an appropriate schedule attached hereto numbered to correspond to the specific section to which such exception relates:

4.1. LOANS. Lend money to or guarantee the payment or performance of any liability or obligation of any person or entity;

4.2. MERGER. Be a party to any consolidation or merger without the prior written consent of Lender, not to be unreasonably withheld or delayed;

4.3. INVESTMENTS. Except for acquisitions or investments in nursery or real estate development related industries, invest in or otherwise acquire any stock or substantially all the assets of any corporation, firm, or business, or division thereof the value of which exceeds $200,000 without the prior written consent of Lender, not to be unreasonably withheld or delayed and provided, in any event, that such investment or acquisition (i) will not, after taking into account such investment or acquisition, cause a default hereunder and
           (ii) will be considered a capital expenditure for the purposes of
           Section 4.15 hereof.


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4.4.       CHANGE BUSINESS. Change the general character of its business as conducted at the date hereof, or engage in any type of business not reasonably related to its business as normally conducted;

4.5. LIENS. Create or suffer to exist any mortgage, security interest, or lien on any of its property other than (1) security interests or liens which may secure any indebtedness in an aggregate amount not to exceed $100,000 at any one time, or (2) mortgages or other liens the proceeds of which are applied to the Revolving Loan and which are (x) non-recourse to the Borrower and its subsidiaries, or (y) subject to an intercreditor agreement acceptable to the Lender in its sole discretion. The anticipated refinancing of the existing mortgage on 14, 15, and 16 International Drive are excluded from this restriction;

4.6. SUBSIDIARIES. Cause, suffer or permit any of its subsidiaries to do with respect to itself or its property, any of the things prohibited in its case;

4.7. DISTRIBUTIONS. Upon or after an Event of Default, declare or pay any dividend on its capital shares of any class, make any distribution to any stockholders as such, purchase, redeem or otherwise acquire for value any shares of its stock of any class and/or any warrants or options for the acquisition of such shares, or make any loan to stockholders;

4.8.       INTENTIONALLY DELETED.

4.9. BORROWED MONEY. Incur or in any other manner become liable in respect of any obligation for borrowed money except in favor of the Lender provided, however, Borrower shall be permitted (i) to borrow from Guarantor such amounts as it deems necessary and, provided no Event of Default has occurred and is continuing, Borrower may repay any loans or advances made by Guarantor to Borrower and (ii) to borrow on a non-recourse basis provided that the proceeds of such borrowing shall be applied to the real estate-related borrowings outstanding under the Revolving Loan;

4.10. SALE OF ASSETS. Sell or otherwise dispose of any of its assets, except that Borrower shall be permitted to sell or otherwise dispose of any of its real estate assets, for fair value, provided that the proceeds thereof (if they exceed $100,000) are applied to the real estate-related borrowings outstanding under the Revolving Loan;

4.11.      ACQUIRE ASSETS. Acquire assets for less than fair value;

4.12. AFFILIATE TRANSACTIONS. Except as set forth in Schedule 4.12 without the prior written consent of Lender, not to be unreasonably withheld or delayed, enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service with any affiliate except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would pertain in a comparable arms-length transaction with a party other than an affiliate;


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4.13.      INTENTIONALLY DELETED.

4.14. LEASES. Become lessee under any lease of real property except as indicated on Schedule 3.4 to this Agreement.

4.15. CAPITAL EXPENDITURES. Make, directly or indirectly, capital expenditures in excess of an aggregate of $12,000,000 per annum. Proceeds from non-recourse debt will be added to the permitted amount in the year received. To the extent that Borrower does not make capital expenditures up to the permitted limit during any year, the difference (up to a maximum of $8,000,000 per year) shall be added to maximum dollar limit for the following year but, in any event, Borrower shall not be permitted to make capital expenditures in excess of the aggregate of $20,000,000 per year.

4.16 MINIMUM DEBT SERVICE COVERAGE RATIO. Permit the ratio of Cash Flow to Debt Service to be less than 2.0 to 1.0 at all times through August 31, 1999; 2.25 to 1.0 at fiscal year end November 27, 1999 through August 26, 2000, and 2.5 to 1.0 thereafter, tested quarterly and measured on a rolling four quarter basis. For purposes of this paragraph, "Cash Flow" is defined as earnings before interest, taxes, depreciation and amortization ("EBITDA") minus dividends and distributions. For the purposes of this paragraph, "Debt Service" is defined as Borrower's (i) interest expense less interest income plus
           (ii) current maturities of long term debt (including capital leases), plus (iii) cash income taxes paid. Cash dividends received, net of income taxes, from equity investments will be included in EBITDA. Further, non-cash earnings and non-cash losses from equity investments will be excluded from EBITDA. Interest expense and current maturities of long term debt for all future non-recourse mortgages shall be excluded from this coverage, as will the cash flow from the related properties up to and including the amount necessary to satisfy the corresponding annual non-recourse debt service, provided Borrower is not in default under any of such obligations; otherwise, all cashflow from non-recourse debt related properties will be excluded from EBITDA. This includes the GE Capital $8,173,000 non-recourse mortgage loan entered into on June 24, 1999.

4.17. MAXIMUM DEBT TO WORTH. Permit the ratio of its total liabilities to tangible net worth to exceed 0.5 to 1.0.

4.18 OPERATING LOSS. Permit Griffin Land (a division of Borrower) to have during any fiscal year an operating loss (after interest and depreciation but before gain on sale of real estate) greater than One Million Dollars ($1,000,000) AND Borrower's EBITDA (exclusive of income from equity investments) shall not be less than Three Million Dollars ($3,000,000) in such fiscal year.

4.19 OUTCOME-ORIENTED YEAR 2000 COVENANT. The Borrower will be "Year 2000 Compliant" by January 1, 2000. As used herein, the term "Year 2000 Compliant" means with respect to the Borrower, that all software, imbedded microchips, and other


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           processing capabilities utilized by and material to the business operations or a financial condition of, such entity are able to interpret and manipulate data on and involving all calendar dates correctly and without causing any abnormal ending scenario, including in relation to dates on and after January 1, 2000.

SECTION 5. AFFIRMATIVE COVENANTS.

So long as any obligations are outstanding under this Loan Agreement between Borrower and the Lender, the Borrower expressly covenants and agrees with the Lender that, except as the Lender may expressly agree in writing and except as otherwise expressly permitted by any appropriate Schedule attached hereto numbered to correspond to the specific section to which such exception relates:

5.1. PAYMENT OF LOANS. It will promptly pay or cause to be paid the principal and interest to become due on the notes provided for herein and the Line Fee at the times and places and in the manner specified therein and herein.

5.2. FINANCIAL INFORMATION. The Borrower will deliver to the Lender, so long as Lender remains a holder of any of the notes provided for herein:

                      A. As soon as practical and in any event within thirty (30) days after the end of each monthly period, interim financial statements for Borrower and for Guarantor disclosing results for such month and results for the period from the beginning of the current fiscal year to the end of such monthly period and a balance sheet as of the end of such monthly period, all in reasonable detail and certified as correct, except for such changes as may result from year-end adjustments, by an authorized financial officer of the Borrower and Guarantor, and in a form consistent with those previously provided to Lender and which need not include footnotes.

                      B. Within fifty (50) days of the end of each quarter a report containing an itemization and aging of all real estate development-related advances. Such report shall further contain a description of each project for which real estate development-related advances remain outstanding and the status of construction and completion of the project, together with an anticipated completion date. Borrower shall submit to Lender its quarterly 10-Q report prepared on a consolidated and consolidating basis within fifty (50) days of the end of each quarter, and audited year-end financial statements within one hundred (100) days of Borrower's fiscal year end prepared by a certified public accountant acceptable to Lender presented on a consolidated basis without qualification. Such annual audit and statements shall set forth in reasonable detail the results of operations and financial condition of the Borrower and Guarantor and shall be prepared by and accompanied by the certificate of a certified public accountant or firm of certified public accountants reasonably satisfactory to the Lender (who may be the accountant or firm of accountants regularly employed by the Borrower to audit and examine its books). Such statement shall be prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding year and accompanied by a statement thereon containing an opinion unqualified as to scope limitations imposed by such firm of certified public accountants. Borrower shall also provide to Lender promptly upon receipt thereof, (i) copies of all detailed audit reports, if any, submitted by the Borrower's independent certified public accountant in connection with each annual audit of the books of Borrower, (ii) internal reports prepared by Borrower as they relate to Guarantor, and (iii) copies of all financial statements and reports the Borrower shall send to its stockholders and with reasonable promptness such other financial data in such manner and in such detail as the Lender may reasonably request.

                      C. As soon as practicable, and in any event within fifty (50) days of the end of each quarterly period in each fiscal year of Borrower, a covenant compliance certificate certifying that the Borrower and Guarantor are each in compliance with all of the covenants set forth in this Loan Agreement in such form as Lender may reasonably require.

                      D. As soon as practicable, and in any event within sixty (60) days of the end of each fiscal year of Borrower and Guarantor, an annual budget projection for the immediately succeeding fiscal year, all in reasonable detail and in such form as Lender may reasonably require.

                      E. With reasonable promptness, such other financial data as Lender may reasonably request.

5.3. FINANCIAL CERTIFICATE. Borrower and Guarantor will deliver to the Lender annually and within one hundred (100) days after the end of each fiscal year, a certificate by their independent certified public accountant and by an officer of the Borrower that to the best of their knowledge no default exists under this Loan Agreement, or under any indenture pursuant to which any other indebtedness of the Borrower is outstanding in excess of $50,000, and that all the terms of this Loan Agreement have been fully performed, or if to the knowledge of either of them, any of the terms of this Loan

           Agreement have not been fully performed, such certificate shall specify the nature of the default and the steps taken by the Borrower to correct such default.

5.4. BOOKS AND RECORDS. Borrower and Guarantor will at all times keep proper books and records of account in which full, true, and correct entries will be made of each of their transactions in accordance with sound accounting practice.

5.5. INSURANCE. Borrower will at all times keep all its insurable properties insured against loss or damage by fire and by other risks usually insured against by entities operating like properties and will maintain liability insurance and all such workmen's compensation, motor vehicle or similar insurance as may be required by law, in such reasonable amounts as Lender may reasonably require sufficient to cover the lendable value thereof. All such insurance shall be effected under valid and enforceable policies of insurance issued by insurers of recognized responsibility.

5.6. NO WASTE. Borrower will maintain, preserve, and keep its buildings, machinery, and equipment in good condition, repair and working order for the proper and efficient operation of its business.

5.7. TAXES. Borrower will pay all taxes, assessments, or governmental charges levied, assessed, or imposed against it or its properties or arising out of its operations promptly as they become due and payable, provided, however, that if Borrower shall have set aside on its books reserves deemed by the Borrower adequate therefor, said Borrower shall have the right to contest in good faith by appropriate proceedings any such taxes, assessments, or governmental charges or levies, and pending such contest may delay or defer the payment thereof unless thereby property of the Borrower will be in danger of being forfeited or lost.

5.8. COMPLIANCE WITH LAW. Borrower will comply in all material respects with all laws and regulations of the Federal Government and of any State of the United States or any of their subdivisions, departments, or agencies applicable to the business or properties of the Borrower, provided, however, that if the Borrower shall have set aside on its books reserves deemed by the Borrower adequate to defray the cost of such compliance, the Borrower shall have the right to contest in good faith by appropriate proceedings any such laws or regulations and pending such contest may delay or defer compliance therewith unless by such delay property of the Borrower will be in danger of being forfeited or lost.

5.9. FICA. Borrower will, upon request after an Event of Default or in connection with any audit conducted by Lender, furnish Lender with proof satisfactory to the Lender of the payment or deposit of FICA and withholding taxes required of Borrower by applicable law. Such proof shall be furnished within a reasonable time after request.

5.10. MAINTENANCE OF EXISTENCE. Borrower will maintain its corporate existence and will maintain its right to carry on business and will continuously operate its businesses except for interruptions caused by acts of God, catastrophe, or any other events over which it has no control.

5.11. INSPECTION. Borrower will permit representatives of the Lender, at the Lender's reasonable request, to visit and inspect any of the properties of Borrower and to examine Borrower's books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss Borrower's affairs, finances and accounts with the officers, employees and independent public accountants of Borrower, in each case at such reasonable times as the Lender may request.

5.12. BENEFIT PLANS. Borrower shall, with respect to all pension, profit sharing or other employee benefit plans maintained at any time by Borrower, meet all requirements on its part to be met and pay all sums required to be paid in connection therewith.

5.13.      INTENTIONALLY DELETED

5.14. COOPERATION. Borrower will from time to time execute and deliver to the Lender such other instruments, certificates and documents and will take such other action and do all other things as may from time to time be reasonably requested by the Lender in order to implement or effectuate the provisions of, or more fully perfect the rights granted or intended to be granted by Borrower to the Lender pursuant to the terms of, this Agreement or any other agreement or instrument contemplated hereby.

5.15. LEGAL ACTIONS. In the event any material legal action is commenced against Borrower, Borrower shall promptly notify the Lender of same. To the extent Borrower disputes such legal action, Borrower shall contest same in good faith by appropriate proceedings and shall maintain reserves deemed adequate by the Borrower in the exercise of reasonable discretion (giving effect to the likelihood of any adverse judgment and the nature and amount of the obligation which would be imposed thereby) to satisfy the obligations which would be imposed by any adverse judgment rendered in such legal action.

5.16. PERMIT COMPLIANCE. Borrower shall maintain in full force and effect all of its material franchises, leases, commitments, consents, permits, agreements, contracts and licenses (whether written or oral), materially affecting or relating to the business of Borrower, in full force and effect.

5.17. ENVIRONMENTAL COMPLIANCE. The Borrower will comply withany and all orders, ordinances, laws or statutes of any city, state or other governmental department having jurisdiction with respect to Borrower's owned or leased business premises or the conduct of business thereon.

SECTION 6. DEFAULT.

           If any one of the following events shall occur and be continuing beyond any cure period (each herein referred to as an Event of Default), all obligations of the Borrower to the Lender, whether pursuant to those notes described in Sections 1 and 2 to this Agreement or otherwise, together with the accrued interest thereon, shall, at the option of the Lender, forthwith become due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived; and the Borrower shall thereupon forthwith pay in full, or make provisions for the payment in full, of all said obligations, and the Lender shall be entitled to exercise all rights, and avail itself of all remedies, in order to effect such payment in full:

6.1. Borrower defaults in the payment of any sum due pursuant to any of the notes described in Sections 1 and 2 to this Agreement which default continues for more that five (5) Business Days beyond the applicable due date; or

6.2. The failure to pay the Line Fee when due pursuant to Section 2.6 hereof; or

6.3. Borrower defaults in the performance of any covenant or agreement contained in this Agreement, other than the defaults described in Sections 6.1 and 6.2 hereof and such default shall not have been remedied within twenty (20) days after Lender notifies Borrower of the occurrence of said default, provided that if such default cannot reasonably be cured within such twenty (20) day period it shall not be an Event of Default if Borrower commences to cure such default within such twenty (20) day period and diligently pursues the cure to completion within sixty (60) days thereafter; or

6.4.       Any of the following events occur with respect to Borrower or any
           Guarantor:

                      A. Borrower or any Guarantor makes an assignment for the benefit of creditors; or

                      B. A trustee or receiver of the Borrower or any Guarantor or of any substantial part of the assets of the Borrower or any Guarantor is appointed, and if such trustee or receiver is appointed in a proceeding brought against the Borrower or any Guarantor, the Borrower or the Guarantor by any action indicates its approval of, consent to, or acquiescence in such appointment, or any such trustee or receiver is not discharged within sixty (60) days; or

                      C. Any proceeding involving the Borrower or any Guarantor is commenced by or against the Borrower or any Guarantor under any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation laws or statute of the Federal Government or any State Government, and if such proceeding is instituted against the Borrower or any Guarantor, the Borrower or any Guarantor by any action indicates its approval of, consent to, or acquiescence therein, or the same shall remain undismissed for sixty (60) days; or

6.5. Borrower or any Guarantor defaults in the performance of any other term, condition, or covenant contained in any Supplemental Agreement which now or hereafter exists between the Lender and Borrower or any Guarantor which default continues beyond the expiration of all applicable notice and cure periods; or

6.6. Borrower defaults in any payment of principal or interest on any obligation for borrowed money in excess of $50,000 beyond any period of grace provided with respect thereto, or in the performance of any other term, condition, or covenant contained in any agreement under which any such obligation is created, the effect of which default is to cause such obligation to become due and payable prior to its stated maturity; or

6.7. If any material representation or warranty made by Borrower or any Guarantor herein or pursuant hereto or to any agreement executed pursuant hereto is untrue or incomplete in any material respect, or any Schedule, statement, report, notice or writing furnished by Borrower or any Guarantor or on behalf of Borrower or any Guarantor to the Lender is untrue or incomplete in any material respect as of the date to which the facts set forth are stated or certified.

6.8. Notice of termination of guaranty is given by any party who has executed and delivered to the Lender a guaranty agreement pursuant to
           Section 7.3 of this Agreement.

6.9. The issuance, filing or levy against the Borrower or any Guarantor of an attachment, injunction, execution, lien or judgment for an amount in excess of $100,000 which is not discharged in full or stayed within thirty (30) days after issuance or filing.

6.10. Material loss, theft, damage, destruction or diminution in market value of any material portion of Borrower's assets; provided, however, that such event shall not be deemed an Event of Default if such loss is covered by insurance in such amounts as Lender reasonably deems satisfactory.

6.11. Termination by Borrower of the loan arrangement provided pursuant to Section 2 of this Agreement.

SECTION 7. - CLOSING CONDITIONS.

           The closing shall be held at the offices of Brown, Rudnick, Freed & Gesmer in Hartford, Connecticut on August 3, 1999 (herein referred to as the Closing Date). The obligation of the Lender to make the initial loan advances specified pursuant to this Agreement shall be subject to the satisfaction or waiver by Lender of each of the following conditions precedent (all references to the Closing Checklist hereinafter contained shall mean that Closing Checklist attached hereto as Schedule 7):

7.1. The Lender shall have received from counsel for the Borrower and the Guarantor a closing opinion in form and substance reasonably satisfactory to the Lender and its counsel dated as of the date of the initial loan advance.

7.2.       The Note shall have been duly executed and delivered to the Lender.

7.3. Each of the guaranty agreements identified in the Closing Checklist shall have been duly executed and delivered to the Lender.

7.4. There shall have been duly executed and delivered to the Lender such agreements as the Lender may require, in form and substance reasonably satisfactory to the Lender.

7.5. There shall have been duly executed and delivered to the Lender a clerk's certificate with respect to the Borrower, together with all schedules and exhibits thereto, in form and substance satisfactory to the Lender.

SECTION 8. MISCELLANEOUS.

8.1. COSTS AND EXPENSES. Borrower agrees to pay (1) all reasonable costs and expenses, including reasonable counsel fees and expenses, incurred by the Lender in connection with the financing being concluded hereunder, Lender's commitment fee of $45,000 and its loan service fee of $30,000, and (2) any fees and expenses, including reasonable counsel fees and expenses, which the Lender may hereafter incur in reasonably protecting, enforcing or realizing any of its rights against Borrower in connection with any security held by the Lender or against any guarantor or endorser. All said fees and expenses referenced in Clause (2) of this Section 8.1 shall be repayable on demand, together with interest from the date incurred until repaid, at the Default Rate. Borrower specifically authorizes Lender to pay all such fees and expenses and charge the same to its disbursement account.

8.2. WAIVERS. Every right and remedy provided in this Loan Agreement shall be cumulative of every other right or remedy of the Lender, whether herein or by law conferred, and may be enforced concurrently herewith; and no waiver by the Lender of the performance of any obligation by Borrower shall be construed as a waiver of the same or any other default then, theretofore, or thereafter existing.

8.3. ADDITIONAL DOCUMENTS. Borrower agrees that, any time or from time to time upon the written request of Lender, Borrower will execute and deliver such further documents and do such other acts and things as Lender may reasonably request in order to fully effect the purpose of this Agreement.

8.4. SUCCESSORS. This Loan Agreement and all of the covenants and conditions hereinabove contained shall be for the benefit of and shall apply to and bind the parties hereto and their respective successors, assigns, heirs and legal representatives.

8.5. GOVERNING LAW. This Loan Agreement shall be governed in all respects by the laws of the State of Connecticut.

8.6. SURVIVAL. All agreements, representations and warranties made herein and in any statement, notices, invoices, certificates, schedules, consignments, designations, documents or other instruments delivered to Lender hereunder or as security in connection with this Agreement shall survive the closing of the loans provided for hereunder.

8.7. REFERENCES. Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders and the use of reference to any entity as a Borrower herein shall refer and include all entities who are Borrowers hereunder.

8.8. NOTICES. All notices or demands by any party to the other relating to this Agreement shall, except as otherwise provided herein, be in writing and sent by Certified Mail, Return Receipt Requested or by telecopier to the following fax numbers if also delivered by certified mail, return receipt requested. Notice shall be deemed received on the earlier of (i) when received by telecopier if transmitted on a Business Day during normal business hours or (ii) three (3) Business Days after deposit in a United States Post Office Box, postage prepaid, properly addressed to recipient at the mailing addresses set forth below or to such other addresses as Borrower or the Lender may from time to time specify in writing:

           As to Guarantor:

                              90 Salmon Brook Street
                              Granby, CT  06035

                              Attention: Mr. Anthony Galici
                              Fax No. (860) 653-2919

           As to Borrower:

                              1 Rockefeller Plaza, Suite 2301
                              New York, NY  10020-2102

                              Attention: Mr. Frederick M. Danziger
                              Fax No. (212) 218-7917

         As to Lender:

                              777 Main Street
                              Hartford, CT 06103

                              Attention: Mr. Jeffrey White
                              Fax No. (860) 986-7536

8.9. PRIOR AGREEMENTS. This Agreement, including the Exhibits, Schedules and other agreements referred to herein, is the entire agreement between the parties relating to the subject matter hereof, incorporates or rescinds all prior agreements and understanding between the parties hereto relating to the subject matter hereof, and cannot be changed or terminated orally.

8.10. ADDITIONAL TERMS. The additional terms and conditions set forth on Exhibit A hereto are specifically made a part hereof.

8.11. WAIVER OF RIGHT TO PREJUDGMENT REMEDY NOTICE AND HEARING. The Borrower acknowledges its understanding that the Lender may have rights against the Borrower, now or in the future, in its capacity as secured party, creditor, or in any other capacities. Such rights may include the right to deprive the Borrower of or affect the use of or possession or enjoyment of the Borrower's property; and in the event the Lender deems it necessary to exercise any of such rights prior to the rendition of a final judgment against the Borrower, or otherwise, the Borrower may be entitled to notice and/or hearing under the Constitution of the United States and/or State of Connecticut, Connecticut statutes (to determine whether or not the Lender has a probable cause to sustain the validity of the Lender's claim), or the right to notice and/or hearing under other applicable state or federal laws pertaining to prejudgment remedies, prior to the exercise by the Lender of any such rights. The Borrower expressly waives any such right to prejudgment remedy notice or hearing to which the Borrower may be entitled; and further waives any requirement that the Lender post a bond or other security in connection with such action, provided, however, that this waiver shall not include a waiver of such rights as the Borrower shall have to prior notice of the proposed disposition of Collateral by the Lender. Specifically and without limiting the generality of the foregoing, the Borrower recognizes that the Lender has and shall continue to have an absolute right after the occurrence of an Event of Default to effect collection of any of the Receivables or Collateral with respect to which the Lender holds a security interest without the necessity of according to the Borrower any prior notice or hearing. This shall be a continuing waiver and remain in full force and effect so long as the Borrower is obligated to the Lender.

8.12.      WAIVER OF RIGHT TO TRIAL BY JURY AND CONSENT TO JURISDICTION. THE
           BORROWER

           AND EACH GUARANTOR HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED ARISING OUT OF THIS LOAN AGREEMENT, THE SUPPLEMENTAL AGREEMENTS OR ANY ASSIGNMENT THEREOF OR BY REASON OF ANY OTHER CAUSE OR DISPUTE BETWEEN THE BORROWER, ANY GUARANTOR AND THE LENDER.

           The Borrower and each Guarantor hereby further agrees that the following courts:

                      State Court - Any state or local court of the State of Connecticut

                      Federal Court - United States District Court for the District of Connecticut

           or at the option of the Lender, any court in which the Lender shall initiate legal or equitable proceedings and which has subject matter jurisdiction over the matter in controversy, shall have exclusive jurisdiction to hear and determine any claims or disputes between the Borrower, Guarantor and the Lender pertaining directly or indirectly to this Loan Agreement or to any matter arising in connection with this Loan Agreement. The Borrower and Guarantor expressly submits and consents in advance to such jurisdiction in any action or proceeding commenced in such courts. The exclusive choice of forum set forth herein shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Loan Agreement to enforce the same in any appropriate jurisdiction.

8.13. PARTICIPATIONS. Lender shall have the unrestricted right at any time and from time to time, and without the consent of or notice to, but at no cost or expense to, Borrower or any Guarantor, to grant to one or more banks or other financial institutions (each a "Participant") participating interest in Lender's obligations to lend hereunder and/or any or all of the loans held by Lender hereunder. In the event that any such grant by Lender of a participating interest to a Participant, whether or not upon notice to the Borrower, Lender shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Lender in connection with Lender's rights and obligations hereunder. Lender may furnish any information concerning Borrower and Guarantor in its possession from time to time to prospective assignees and Participants, provided that Lender shall require any such prospective assignee or Participant to agree in writing to maintain the confidentiality of such information. Lender shall notify Borrower of the names of such participants and the percentage interest sold to a participant within thirty (30) days after such grant.

8.14 LOST NOTES. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tender.

IN WITNESS WHEREOF, the parties have caused this Loan Agreement to be duly executed and delivered by the proper and duly authorized officers as of the date and year first above written.

WITNESS:                                   BORROWER:

                                           GRIFFIN LAND & NURSERIES, INC.


/s/ Jeffrey J. White                       By: /s/ Anthony Galici
                                               Anthony Galici
                                               Its Vice President and Chief
                                               Financial Officer Duly Authorized
/s/ Brian Courtney

                                           LENDER:

                                           FLEET NATIONAL BANK


/s/ Brian Courtney                         By: /s/ Jeffrey J. White
                                               Jeffrey J. White
                                               Its Senior Vice President
                                               Duly Authorized
/s/ Anthony Galici


ACCEPTED AND AGREED TO BY THE GUARANTOR

WITNESS:                                   GUARANTOR:

                                           IMPERIAL NURSERIES, INC.


/s/ Brian Courtney                         By: /s/ Anthony Galici
                                               Its Senior Vice President
                                               Duly Authorized
/s/ Jeffrey J. White

                                    EXHIBIT A
                    TO REVOLVING LOAN AND TERM LOAN AGREEMENT


                           OTHER TERMS AND CONDITIONS


1. USE OF PROCEEDS. The proceeds of the Revolving Loan shall be used by the Borrower for general working capital purposes and/or the purposes set forth in Section 2.1 hereof.

2. ACCOUNTING TERMS. All accounting terms not specifically defined in this Loan Agreement shall be construed in accordance with generally accepted accounting principles and all financial data submitted pursuant to this Loan Agreement shall be prepared in accordance with such principles.

3. MAINTENANCE OF DEPOSITORY ACCOUNTS. The Borrower shall maintain all of its disbursement accounts with the Lender and shall pay all associated bank fees for maintenance and service of those accounts. The Lender acknowledges that the Borrower maintains depository accounts with banks other than the Lender for each of the Borrower's wholesale locations.